UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Intra-Cellular Therapies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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430 East 29th Street

New York, New York 10016

April 29, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 annual meeting of stockholders of Intra-Cellular Therapies, Inc. to be held in a virtual format at 11:00 a.m. Eastern Time on Monday, June 21, 2021.

Details regarding the meeting, the business to be conducted at the meeting, and information about Intra-Cellular Therapies, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the annual meeting, two people will be elected to our board of directors. In addition, we will ask stockholders to approve an amendment to our Restated Certificate of Incorporation, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 and to approve the compensation of our named executive officers, as disclosed in this proxy statement. The board of directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 5, 2021, we intend to send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 annual meeting of stockholders and our 2020 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intra-Cellular Therapies, Inc.

Sincerely,

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

430 East 29th Street

New York, New York 10016

April 29, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME:	11:00 a.m. Eastern Time

DATE:	Monday, June 21, 2021

PLACE:	Virtually at www.meetingcenter.io/261392237

PURPOSES:

1.	To elect two directors to serve a three-year term expiring in 2024;

2.

To approve an amendment to Intra-Cellular Therapies, Inc.’s Restated Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 100,000,000 to 175,000,000;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement; and

5.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Intra-Cellular Therapies, Inc. common stock at the close of business on April 28, 2021. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 430 East 29th Street, New York, New York 10016.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael I. Halstead

Executive Vice President, General Counsel and Secretary

i

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

INTRA-CELLULAR THERAPIES, INC.

430 East 29th Street

New York, NY 10016

PROXY STATEMENT FOR INTRA-CELLULAR THERAPIES, INC.

2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2021

This proxy statement, along with the accompanying notice of 2021 annual meeting of stockholders, contains information about the 2021 annual meeting of stockholders of Intra-Cellular Therapies, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 11:00 a.m. Eastern Time on Monday, June 21, 2021, virtually at www.meetingcenter.io/261392237.

In this proxy statement, we refer to Intra-Cellular Therapies, Inc. as “ITI,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about May 5, 2021, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2021 annual meeting of stockholders and our 2020 annual report to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 21, 2021

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 are available for viewing, printing and downloading at www.envisionreports.com/ITCI if you are a holder of record (or www.edocumentview.com/ITCI if you hold your shares in street name). To view these materials please have your 12-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2020 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials & Filings” section of the “Investors” section of our website at www.intracellulartherapies.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Intra-Cellular Therapies, Inc., Attn: Investor Relations, 430 East 29th Street, New York, NY 10016. Exhibits will be provided upon written request and payment of an appropriate processing fee.

PROXY SUMMARY

This summary highlights information described in more detail elsewhere in this proxy statement and is provided for your convenience only. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting or authorizing your proxy to vote for you.

Meeting Information

Time and Date:	11:00 a.m. Eastern Time, Monday, June 21, 2021

Place:	Virtually at www.meetingcenter.io/261392237

Record Date:	April 28, 2021

Voting:	Each share of our common stock that you own entitles you to one vote

Voting Matters and Board Recommendations

Matter		Board Recommendation
1.	Election of two directors to serve a three-year term expiring in 2024	FOR all nominees
2.	Approval of an amendment to Intra-Cellular Therapies, Inc.’s Restated Certificate of Incorporation	FOR
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021	FOR
4.	Approval by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement	FOR

Business Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. In December 2019, CAPLYTA (lumateperone) was approved by the U.S. Food and Drug Administration, or FDA, for the treatment of schizophrenia in adults (42mg/day) and we initiated the commercial launch of CAPLYTA in late March 2020. Lumateperone is also in Phase 3 clinical development as a novel treatment for bipolar depression and we are pursuing clinical development of lumateperone for the treatment of additional CNS diseases and disorders, including major depressive disorder.

Within the lumateperone portfolio, we are also developing a long-acting injectable formulation to provide more treatment options to patients suffering from mental illness. Given the encouraging tolerability data to date with oral lumateperone, we believe that a long-acting injectable option, in particular, may lend itself to being an important formulation choice for patients.

We have another major program called ITI-002 that has yielded a portfolio of compounds that selectively inhibit the enzyme phosphodiesterase type 1, or PDE1. PDE1 enzymes are highly active in multiple disease states and our PDE1 inhibitors are designed to reestablish normal function in these disease states. The lead molecule in our PDE1 portfolio, ITI-214, is in development for the treatment of symptoms associated with Parkinson’s disease and for the treatment of heart failure.

We also have a development program for ITI-333, our novel, oral modulator of mu opioid and serotonin receptors, for the treatment of opioid and other substance use disorders, pain, and mood disorders. The pharmacological profile has the potential to translate into clinical utility as a therapeutic to ease opioid withdrawal symptoms and drug craving associated with opioid use disorder as well for analgesia with minimal addictive potential.

Election of Directors

Please see page 15 of this proxy statement for additional information about our board of directors. Independence as noted below is determined by our board of directors in accordance with the applicable Nasdaq Stock Market listing standards.

Director Nominees

Name	Age*	Independent?	Committee Memberships	Board Recommendation
Sir Michael Rawlins, M.D., FRCP, FMedSci	80	Yes	None	FOR
Joel S. Marcus	73	Yes	CC, NGC	FOR

CC = Compensation Committee

NGC = Nominating and Governance Committee

*	as of April 1, 2021

Directors Continuing in Office

Name	Age*	Independent?	Committee Memberships
Sharon Mates, Ph.D.	68	No (CEO)	—
Richard Lerner, M.D.	82	Yes	AC, NGC
Rory B. Riggs	68	Yes	AC, CC
Robert L. Van Nostrand	64	Yes	AC

AC = Audit Committee

CC = Compensation Committee

NGC = Nominating and Governance Committee

*	as of April 1, 2021

Amendment to Intra-Cellular Therapies, Inc. Restated Certificate of Incorporation

We are requesting that our stockholders approve an amendment to our Restated Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 100,000,000 to 175,000,000.

Executive Compensation Highlights

Please see page 23 of this proxy statement for our Compensation Discussion and Analysis, which discusses our executive compensation program in detail. Our named executive officers for this proxy statement are:

•	Sharon Mates, Ph.D., our Chairman, President and Chief Executive Officer

•	Lawrence J. Hineline, our Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

•	Suresh Durgam, M.D., our Senior Vice President, Chief Medical Officer

•	Michael I. Halstead, our Executive Vice President, General Counsel and Secretary

•	Mark Neumann, our Executive Vice President, Chief Commercial Officer

•	Andrew Satlin, M.D., our former Executive Vice President, Chief Medical Officer

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers. Our board of directors recommends a FOR vote because we believe our compensation program aligns the interests of our named executive officers with those of our stockholders in both the short- and long-term. Although stockholder votes on executive compensation are non-binding, our board of directors and the compensation committee consider the results when reviewing whether changes should be made to our compensation program and policies. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, key features of our compensation and governance practices include:

•	Reintroduction of performance-based equity awards into the annual equity grant mix for 2020;

•	Establishment of a revenue metric for our annual cash bonus program in 2020;

•	Maintained enhanced disclosure with respect to the performance metrics evaluated by our compensation committee when determining annual cash bonuses; and

•	No adjustments to any of our 2020 bonus plan corporate goals to reflect the impact of the COVID-19 pandemic on our business.

We believe that our executive compensation program aligns the interests of our named executive officers with those of our stockholders in both the short- and long-term by, among other things, rewarding our management team based on both individual performance as well as Company performance. As a biopharmaceutical company with one commercial product and multiple product candidates in clinical development, our performance achievements are primarily related to specific strategic goals, including advancing our development programs, research function, clinical activities, commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote at the 2021 annual meeting of stockholders to be held virtually at www.meetingcenter.io/261392237 on Monday, June 21, 2021, at 11:00 a.m. Eastern Time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. The proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 because you owned shares of our common stock on the record date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, proxy materials to stockholders on or about May 5, 2021.

Why Will the Annual Meeting Not Be Held in Person?

Due to the continued public health impact of the coronavirus (COVID-19) pandemic and to prioritize the health and well-being of meeting participants, the annual meeting will be held in a virtual format only. Stockholders will not be able to attend the annual meeting in person. Stockholders at the close of business on the record date, April 28, 2021 are entitled to attend the annual meeting by going to www.meetingcenter.io/261392237. To be admitted to the annual meeting at www.meetingcenter.io/261392237, stockholders must enter the 15-digit control number found on their proxy card, voting instruction form, Notice, or email previously received. We encourage you to access the annual meeting prior to the start time. Online access will begin at 10:30 a.m. Eastern Time. Stockholders may vote during the annual meeting by following the instructions available on the meeting website during the meeting. A support line will be available on the meeting website shortly prior to, and during, the annual meeting to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. As always, we encourage you to vote your shares prior to the annual meeting.

How Do I Participate, Vote Electronically and Submit Questions at the Annual Meeting?

Stockholders of Record

Stockholders of record will be able to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. The two items of information needed to access the live webcast of the meeting are the following:

Computershare Control Number: the 15-digit control number found on your proxy card, voting instruction form, Notice or email you previously received

Meeting password: ITCI2021

Beneficial Owners

If you are a beneficial owner and hold your shares through an intermediary, such as a bank, broker or nominee, you must register in advance to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A., or Computershare.

Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 10:00 a.m. Eastern Time, on Friday, June 18, 2021. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

Stockholders may also submit questions in advance of the annual meeting by emailing your question, along with proof of ownership, to ir@itci-inc.com. We will, subject to time constraints, answer all questions that are pertinent to the business of the annual meeting.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 28, 2021 are entitled to vote at the annual meeting. On this record date, there were [●] shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted for or withheld for each of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•

By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 20, 2021.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board of directors’ recommendations as noted below.

•

Virtually at the meeting. Stockholders of record will be able to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. The two items of information needed to access the live webcast of the meeting are the following:

Computershare Control Number: the 15-digit control number found on your proxy card, voting instruction form, Notice, or email you previously received

Meeting password: ITCI2021

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If you are a beneficial owner and hold your shares through an intermediary, such as a bank, broker or nominee, you must register in advance to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 10:00 a.m. Eastern Time, on Friday, June 18, 2021. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” an amendment to the Intra-Cellular Therapies, Inc.’s Restated Certificate of Incorporation;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

•	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary, Michael I. Halstead, in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting and voting virtually. Attending the annual meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the amendment to our Restated Certificate of Incorporation (Proposal 2) and the ratification of the appointment of our independent registered public accounting firm (Proposal 3) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1). In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to executive compensation (Proposal 4). Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees, or WITHHOLD your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Approve an Amendment to Intra-Cellular Therapies, Inc.’s Restated Certificate of Incorporation	The affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote thereon for this proposal is required to approve an amendment to Intra-Cellular Therapies, Inc.’s Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. Abstentions and broker non-votes have the effect of votes against this proposal.

Proposal 3: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, the audit committee of our board of directors will reconsider its appointment.

Proposal 4: Approve an Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, a representative of Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. In addition, the Company has engaged Alliance Advisors, LLC, a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $30,000. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person (which would include presence at a virtual meeting) or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held virtually at 11:00 a.m. Eastern Time on Monday, June 21, 2021. Stockholders at the close of business on the record date, April 28, 2021, are entitled to attend the annual meeting by going to www.meetingcenter.io/261392237. To be admitted to the annual meeting at www.meetingcenter.io/261392237, stockholders must enter the 15-digit control number found on their proxy card, voting instruction form, Notice, or email previously received. We encourage you to access the annual meeting prior to the start time. Online access will begin at 10:30 a.m. Eastern Time. Stockholders may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at P.O. BOX 505000, Louisville, KY 40233-5000.

•

If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your Notice or proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www-us.computershare.com/investor and following the instructions provided.

Description of the Merger

On August 29, 2013, Intra-Cellular Therapies, Inc., or ITI, completed a reverse merger, referred to throughout this proxy statement as “the Merger,” with a public shell company named Oneida Resources Corp., or Oneida. As a result of the Merger and related transactions, ITI survived as a wholly-owned subsidiary of Oneida, Oneida changed its name to Intra-Cellular Therapies, Inc. and we began operating ITI and its business, and therefore ceased being a shell company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 1, 2021 by (i) each of our directors, director nominees and named executive officers, (ii) all of our current executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, subject to community property laws, where applicable. Percentage of ownership is based on 81,133,849 shares of common stock outstanding on April 1, 2021. Unless otherwise noted below, the address of each stockholder below is c/o Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

	Shares Beneficially Owned(1)
Name and Address	Number	Percent
Directors, Director Nominees and Named Executive Officers
Sharon Mates, Ph.D.(2)	2,159,073	2.6%
Michael I. Halstead(3)	345,384	*
Lawrence J. Hineline(4)	326,817	*
Suresh Durgam, M.D.(5)	111,750
Mark Neumann(6)	148,688	*
Andrew Satlin, M.D.	11,338	*
Christopher Alafi, Ph.D.(7)	5,763,693	7.1%
Richard Lerner, M.D.(8)	292,324	*
Joel S. Marcus(9)	1,283,425	1.6%
Sir Michael Rawlins, M.D., FRCP, FMedSci	13,500	*
Rory B. Riggs(10)	388,611	*
Robert L. Van Nostrand(11)	168,273	*
All directors, director nominees and current executive officers as a group (11 persons)(12)	11,001,538	13.2%

Other 5% or More Stockholders
Alafi Capital Company, LLC(13)	4,743,770	5.8%
8 Admiral Drive, Suite 324 Emeryville, CA 94608
BlackRock, Inc.(14)	5,898,568	7.3%
55 East 52nd Street New York, NY 10055
Entities affiliated with Fidelity Investments(15)	12,023,584	14.8%
245 Summer Street Boston, MA 02210
The Vanguard Group, Inc.(16)	6,481,344	8.0%
100 Vanguard Blvd. Malvern, PA 19355
Wasatch Advisors, Inc. (17)	6,333,900	7.8%
505 Wakara Way Salt Lake City, UT 84108

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 1, 2021, whether through the vesting of restricted stock units, or RSUs, or the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 1,025,681 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.
(3)	Includes 345,384 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.
(4)	Includes 326,817 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.
(5)	Includes 88,646 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.
(6)	Includes 103,349 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.
(7)

Consists of 4,743,770 shares of common stock held by Alafi Capital Company, LLC, or Alafi Capital, 503,753 shares of common stock held by a trust for the benefit of members of the Alafi family, 346,795 shares of common stock held by Dr. Alafi individually, and 169,375 shares issuable upon exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021. Dr. Alafi is a managing partner of Alafi Capital and has shared voting and investment power with respect to the shares owned by Alafi Capital and full voting and investment power with respect to shares owned by the trusts. Does not include 170,000 shares held by the Christopher D Alafi Family Trust for which Dr. Alafi does not have voting or investment control.

(8)

Consists of 11,430 shares of common stock held by Dr. Lerner individually, 95,894 shares of common stock held by the Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust, and 185,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021, held by the Lerner Family Trust. Dr. Lerner shares voting and investment control with respect to the shares held by the Lerner Family Trust.

(9)

Consists of 1,164,240 shares of common stock held by Alexandria Venture Investments, LLC, 26,916 shares of common stock held by Alexandria Real Estate Equities, Inc., 72,269 shares of common stock held by the Joel S. Marcus and Barbara A. Marcus Family Trust, and 20,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021. Mr. Marcus is the Executive Chairman and Founder of Alexandria Real Estate Equities, Inc., which is the managing member of Alexandria Venture Investments, LLC, which has full voting and investment power with respect to the shares owned by Alexandria Venture Investments, LLC. As the Executive Chairman of Alexandria Real Estate Equities, Inc., Mr. Marcus may be deemed to have voting and investment power with respect to the shares owned by Alexandria Real Estate Equities, Inc. and Alexandria Venture Investments, LLC. Mr. Marcus disclaims beneficial ownership of the shares held by Alexandria Real Estate Equities, Inc. and Alexandria Venture Investments, LLC, except to the extent of his underlying pecuniary interest therein.

(10)

Consists of 61,941 shares of common stock held by Mr. Riggs individually, 226,670 shares of common stock held by New Ventures I, LLC, and 100,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC.

(11)

Consists of 8,273 shares of common stock held by Mr. Van Nostrand and 160,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2021.

(12)	See footnotes 2 through 11. Also includes 13,500 shares of common stock held by our director nominee, Sir Michael Rawlins, M.D., FRCP, FMedSci.
(13)

Consists of 4,743,770 shares of common stock held by Alafi Capital. Christopher Alafi, Ph.D., one of our directors, is a managing partner of Alafi Capital and has voting and investment power with respect to the shares owned by Alafi Capital.

(14)

Based on the Schedule 13G/A filed by BlackRock, Inc. and its affiliates with the SEC on January 29, 2021. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK)

Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. The filing noted that BlackRock, Inc. is a parent holding company or control person and claims sole dispositive power for 5,898,568 shares and sole voting power for 5,787,176 shares.
(15)

Based on the Schedule 13G/A filed by FMR LLC and its affiliates with the SEC on February 8, 2021. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(16)

Based on the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2021. Includes shares beneficially owned by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.

(17)	Based on the Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on February 9, 2021.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our restated certificate of incorporation provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of six members, classified into three classes as follows: (1) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2021 annual meeting; (2) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2022 annual meeting; and (3) Richard Lerner, M.D. constitutes a class with a term ending at the 2023 annual meeting;.

On April 19, 2021, our board of directors voted to nominate Sir Michael Rawlins, M.D., FRCP, FMedSci and Joel S. Marcus for election at the annual meeting for a term of three years to serve until the 2024 annual meeting of stockholders and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years, as of April 1, 2021. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Sharon Mates, Ph.D.	68	Chairman, President and Chief Executive Officer
Christopher Alafi, Ph.D.(2)(3)	57	Director
Richard Lerner, M.D.(1)(3)	82	Director
Joel S. Marcus(2)(3)	73	Director
Sir Michael Rawlins, M.D., FRCP, FMedSci	80	Director Nominee
Rory B. Riggs(1)(2)	68	Director
Robert L. Van Nostrand(1)(4)	64	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee
(4)	Lead independent director

Sharon Mates, Ph.D. has been Chairman, President and Chief Executive Officer of the Company since the Merger in August 2013 and has been the Chairman of the board of directors, President and Chief Executive Officer of ITI since June 2002. Dr. Mates co-founded ITI in May 2002. Prior to co-founding ITI, Dr. Mates was a co-founder of Functional Genetics, and served as its Chairman and Chief Executive Officer from December 2000 until August 2003. From 1989 to 1998, Dr. Mates was the President and a board member of North American Vaccine Inc. and its predecessor companies. Dr. Mates serves on the board of the Biotechnology Innovation Organization (BIO), emerging companies section. Dr. Mates has also served on the Advisory Council of the Center for Society and Health at the Harvard School of Public Health, the Board of Visitors of the Biotechnology Institute of the University of Maryland and the board of directors of Gilda’s Club of New York. Earlier in her career, Dr. Mates spent several years as a research analyst and investment banker, and as an advisor to the life sciences industry. Dr. Mates received her B.S. from the Ohio State University and her Ph.D. from the University of Washington, and completed her postdoctoral fellowships at The Massachusetts General Hospital and Harvard Medical School.

We believe that Dr. Mates possesses specific attributes that qualify her to serve as chairman of our board of directors, including the perspective and experience she brings as the co-founder, President and Chief Executive

Officer of ITI, which brings historic knowledge, operational expertise and continuity to our board of directors, and her industry expertise, including over 25 years of experience leading both private and public companies.

Christopher Alafi, Ph.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since January 2013. Dr. Alafi has been a Managing Partner of Alafi Capital Company, LLC, a venture capital firm and a principal stockholder of the Company, since 1995. He was previously a Physiology and Anatomy teacher at Santa Monica College, a visiting scholar in the Department of Chemistry at Stanford University and a researcher at DNAX. Dr. Alafi previously served as a director of ISTO Technologies, Coley Pharmaceutical Group, Inc., CyberGold, Inc. and Stereotaxis, Inc. Dr. Alafi received a B.A. in Biology from Pomona College and a D.Phil. in Biochemistry from the University of Oxford.

We believe that Dr. Alafi possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as a General Partner of Alafi Capital Company, LLC.

Richard Lerner, M.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since 2002. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the National Academy of Sciences and the Royal Swedish Academy of Sciences. Dr. Lerner previously served as a director of Kraft Foods, Inc. and Teva Pharmaceutical Industries Ltd. and currently serves as a director of Opko Health, Inc., a publicly-traded biotechnology company and Zebra Biologics and Cognos Therapeutics which are private companies. Dr. Lerner received his M.D. from Stanford Medical School.

We believe that Dr. Lerner possesses specific attributes that qualify him to serve as a member of our board of directors, including his service as a director of other public companies and his business acumen and judgment, which provide our board of directors with valuable scientific and operational expertise and leadership skills.

Joel S. Marcus, J.D., CPA became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since April 2006. Mr. Marcus is the Executive Chairman and Founder of Alexandria Real Estate Equities, Inc. (NYSE:ARE), or Alexandria, the urban office REIT that pioneered life science real estate and today is the preeminent and longest-tenured owner, operator, and developer uniquely focused on collaborative life science, agtech, and technology campuses in AAA innovation cluster locations. Since co-founding Alexandria in 1994 as a garage startup with $19 million in Series A capital, he led Alexandria to its inclusion as an S&P 500 company, which has a total enterprise value of $33 billion, ranking it among the top 10 of all equity REITs, as well as a total equity capitalization of $24.4 billion and a total shareholder return exceeding 1,900% as of December 31, 2020. Mr. Marcus also founded and continues to lead Alexandria Venture Investments, the company’s strategic venture capital platform. Since its inception in 1996, it has invested in promising seed-, early-, and growth-stage companies advancing breakthroughs to meaningfully improve human health. With more than $1 billion under management, Alexandria Venture Investments has been recognized by Silicon Valley Bank as the #1 most active biopharma investor by new deal volume for four consecutive years. Mr. Marcus serves on the boards of Applied Therapeutics, Inc., or Applied, Boragen, Inc., Frequency Therapeutics, Inc., or Frequency, and MeiraGTx Holdings plc, or MeiraGTx. Mr. Marcus previously served as a director of Atara Biotherapeutics, Inc. and Yumanity Therapeutics, Inc. He earned his undergraduate and Juris Doctor degrees from the University of California, Los Angeles.

We believe that Mr. Marcus possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry and his extensive experience serving as a director and an executive officer of other public companies.

While our board of directors recognizes that Mr. Marcus serves as a director of four other public companies, Applied, Frequency, MeiraGTx and Alexandria, where he also serves as Executive Chairman, our board of directors believes that it is strongly in the best interests of the Company and our stockholders that Mr. Marcus continue to serve as a director. Notwithstanding these other commitments, Mr. Marcus has demonstrated his ability to dedicate sufficient time and focus on his duties as a director of the Company, including by performing his roles as chairman of our compensation committee and a member of our nominating and governance committee. Mr. Marcus attended all of our board meetings and all of our compensation committee and nominating and governance committee meetings held in 2020. Our board of directors believes that Mr. Marcus provides great value to our board of directors, contributes significantly to discussions and decision-making, and has admirably performed the roles and responsibilities of a director. Mr. Marcus is highly engaged with management and other members of our board of directors, regularly meeting in advance of board and committee meetings to assist with planning and discussion topics. In addition to his demonstrated reliability and commitment to service on our board of directors, Mr. Marcus also provides significant industry knowledge and operational and management expertise to our board of directors. Mr. Marcus serves on the audit committee and the compensation committee of Applied’s board of directors, the audit committee and the nominating and governance committee of Frequency’s board of directors, the audit committee and the nominating and governance committee of MeiraGTx’s board of directors, and no standing board committees at Alexandria. In 2020, Mr. Marcus attended all board and committee meetings held by Applied, Frequency, MeiraGTx and Alexandria.

Sir Michael Rawlins, M.D., FRCP, FMedSci has been nominated by our board of directors for election at the annual meeting. He previously became a director of the Company following the Merger that occurred in August 2013 and served until November 2014. He also served on the board of directors of ITI from May 2013 until November 2014. He was the chairman of the Medicines and Healthcare products Regulatory Agency (MHRA) from 2014 to 2020. He is a clinical phamacologist and specialist in internal medicine. He was the chair of the National Institute for Health and Care Excellence (NICE) from 1999 to 2013. He was professor of clinical pharmacology in Newcastle, and physician at the Newcastle Hospitals, from 1999 to 2006. He was chairman of the Committee on Safety of Medicines (1992-1998), chairman of the Advisory Council on the Misuse of Drugs (1998-2008) and founding chairman of the National Institute for Clinical Excellence (1999-2013). He is a past president of the Royal Society of Medicine (2012-2014). Currently, Sir Michael is an honorary professor at the London School of Hygiene and Tropical Medicine, and emeritus professor at the University of Newcastle upon Tyne. Sir Michael was appointed Knight Grand Cross of the Order of the British Empire (GBE) in 2017. The honor is for services to the safety of medicines, healthcare and innovation and comes after more than three decades at the forefront of innovation, development and leadership in the public health sector.

We believe that Sir Michael possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in areas of pharmaceutical drug development, regulatory practice and health policy and economics.

Rory B. Riggs has served on our board of directors since January 2014. He is co-founder and director of Royalty Pharma, Cibus Global Ltd (Chair), Fibrogen, Inc., Stage Zero Life Sciences, Ltd. and eReceivables, LLC (Chair). Since June 2006, Mr. Riggs also serves as Managing Member of Scientia, a venture fund focused on biotechnology and healthcare. Since 2010, Mr. Riggs serves as founder and Chief Executive Officer of Locus Analytics, LLC and Syntax, LLC, sister data analytics companies that provide software and data products to organize and analyze financial/economic data using a new class of information system. Mr. Riggs served as the President and director of Biomatrix, Inc., a biomedical company, from 1996 until its sale to Genzyme, Inc. in 2000. From 1991 to 1995, he was Chief Executive Officer of RF&P Corporation, an investment company owned by the Virginia Retirement System. He was also Managing Director of PaineWebber and Company, an investment bank and asset management firm, in the mergers and acquisitions field. Mr. Riggs holds a B.A. from Middlebury College and an M.B.A. from Columbia University.

We believe that Mr. Riggs possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial expertise, extensive knowledge of the life sciences industry, and many years of experience as a developer (founder), executive officer and director of successful companies (both public and private) in the life sciences and healthcare industries.

Robert L. Van Nostrand has served on our board of directors since January 2014. Mr. Van Nostrand has been a self-employed advisor and investor since 2010, as well as a member of various public and private company boards of directors. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Biosciences, Inc., a private pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Biosciences, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, Inc., a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., then a publicly-traded biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand serves as chairman of the board of directors of Yield10 Bioscience, Inc., a publicly-traded agricultural bioscience company, as well as chairman of its audit committee and a member of its compensation committee. He also serves on the board of Sellas Life Sciences Group, Inc., a publicly-traded biotechnology company, where he serves as chairman of the compensation committee and a member of the audit committee. From December 2014 until May 2018, Mr. Van Nostrand served on the board of directors of Enumeral Biomedical Holdings, Inc., a publicly-traded biotechnology company, and from April 2007 to January 2020, Mr. Van Nostrand served on the board of directors of Achillion Pharmaceuticals, a publicly-traded biotechnology company. Mr. Van Nostrand is the former chairman of, and serves on, the board of the New York Biotechnology Association and serves on the Foundation Board of Farmingdale University. Previously, Mr. Van Nostrand served on the board of directors of Apex Bioventures, Inc., a special purpose acquisition company focused on life sciences. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant.

We believe that Mr. Van Nostrand possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry, as well as his expertise in financial operations, transaction structuring and risk management.

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Intra-Cellular Therapies, Inc., either directly or indirectly. Based upon this review, our board has determined that all of our directors and director nominees other than Dr. Mates, our chief executive officer, are “independent directors” as defined by The Nasdaq Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our Company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee. In addition, our board of directors considered the association of certain of our directors and director nominees with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in “Certain Relationships and Related Person Transactions” below.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2020, there were three meetings of our board of directors, four meetings of the audit committee, two meetings of the compensation committee and one meeting of the nominating and governance committee. No director attended fewer than 75% of the total number of meetings of the board of directors and of committees of the board on which he or she served during fiscal 2020. The board of directors has adopted a policy under which each member of our board of directors is strongly encouraged but not required to attend each annual meeting of our stockholders. Four of our directors attended the annual meeting of our stockholders held in 2020.

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investors section of our website, which is located at www.intracellulartherapies.com, under the caption “Corporate Governance.” The composition and function of each of these committees are described below.

Audit Committee. This committee currently has three members, Mr. Van Nostrand (Chairman), Dr. Lerner and Mr. Riggs. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews the annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The board of directors has determined that Mr. Van Nostrand and Mr. Riggs are “audit committee financial experts,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. This committee currently has three members, Mr. Marcus (Chairman), Dr. Alafi and Mr. Riggs. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our Amended and Restated 2018 Equity Incentive Plan, or 2018 Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer. All members of the compensation committee qualify as independent under the definition promulgated by The Nasdaq Stock Market.

Our compensation committee makes all compensation decisions regarding our executive officers and directors, after which it makes a recommendation to our full board of directors. Our board of directors then approves the compensation for our executive officers and directors.

Nominating and Governance Committee. Our nominating and governance committee has three members, Dr. Alafi (Chairman), Dr. Lerner and Mr. Marcus. The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include evaluating and making recommendations to the full board of directors as to the size and composition of the board of directors and its committees, evaluating and making recommendations as to potential candidates, and evaluating current board members’ performance. All members of the nominating and governance committee qualify as independent under the definition promulgated by The Nasdaq Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Once identified, the nominating and governance committee will evaluate a candidate’s qualifications in accordance with our nominating and governance committee policy regarding qualifications of directors appended to our nominating and governance committee’s written charter. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the biotechnology industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. Our nominating and governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the nominating and governance committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the board of directors and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our board of directors, it must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Stockholder Recommendation of Candidates for Election as Directors appended to our nominating and governance committee’s written charter. Any such recommendation should be made in writing to the Nominating and Governance Committee, care of our Corporate Secretary at our principal office, and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such stockholder and such beneficial owner;

•	certain share ownership and similar information about such stockholder and such beneficial owner;

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•

a description of certain arrangements and understandings between the proposing stockholder and beneficial owner and any other person in connection with such stockholder nomination; and •a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our restated bylaws.

Compensation Committee Interlocks and Insider Participation

Our compensation committee has three members, Mr. Marcus (Chairman), Dr. Alafi and Mr. Riggs. In 2020, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships between or among the members of our board of directors or executive officers. Mr. Marcus is founder, Executive Chairman and a director of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease for our headquarters. See “Certain Relationships and Related Person Transactions—Lease Agreement.”

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Mr. Van Nostrand serves as our lead independent director.

The Chairman of the board of directors, our lead independent director and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, Dr. Mates also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 646-440-9333. However, any stockholder who wishes to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the Chairman of the board of directors at Intra-Cellular Therapies, Inc., Attention: Chairman of the Board, 430 East 29th Street, New York, New York 10016. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board of directors may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Director Stock Ownership Guidelines

In 2021, our board of directors adopted formal guidelines for ownership of shares of our common stock by our directors. These guidelines require our directors to achieve and maintain ownership of shares valued at three times their annual cash retainer within five years of adoption of the policy or election to our board of directors. The following forms of equity count toward the ownership guideline: shares owned outright; RSUs; and vested but unexercised “in-the-money” stock options.

Executive Officers

The following table sets forth certain information, as of April 1, 2021, regarding our executive officers who are not also directors. We have employment agreements with all of our executive officers, and all of our executive officers are at-will employees.

Name	Age	Position(s) with the Company
Lawrence J. Hineline	64	Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary
Suresh Durgam, M.D.	52	Senior Vice President, Chief Medical Officer
Mark Neumann	58	Executive Vice President, Chief Commercial Officer
Michael I. Halstead	47	Executive Vice President, General Counsel and Secretary

Lawrence J. Hineline, CPA has served as Senior Vice President of Finance of the Company since January 2019 and Chief Financial Officer and Treasurer of the Company since the Merger in August 2013. He also served as Vice President of Finance of the Company from the Merger in August 2013 to December 2018. He has served as Vice President of Finance, Chief Financial Officer and Secretary of ITI since June 2002. Mr. Hineline also served as the Secretary of the Company from August 2013 until September 2014. From December 2000 to November 2003, Mr. Hineline was the Vice President of Finance and Chief Financial Officer of Functional Genetics, Inc. Prior to that, Mr. Hineline served as the Vice President of Finance of North American Vaccine, Inc. and its predecessor companies from 1993 to 2000, and he served as Corporate Controller from 1989 to 1993. During this time, Mr. Hineline oversaw the growth of the accounting function and its systems for the company that emerged as a start-up and was later acquired by Baxter Health Care. Mr. Hineline is a licensed CPA in the State of Maryland and received his Bachelor’s Degree from the University of Maryland Baltimore County.

Suresh Durgam, M.D. has served as Senior Vice President, Chief Medical Officer of the Company since October 2020. Before that, Dr. Durgam served as Senior Vice President, Late Stage Clinical Development and Medical Affairs since joining the Company in August 2018. Before joining the Company, Dr. Durgam served in leadership positions at Allergan plc, most recently as Associate Vice President, Global Clinical Development. Dr. Durgam served in positions of increasing responsibility in the Clinical Development group at Forest Laboratories from 2010 until the company was acquired by Allergan in 2015. Dr. Durgam served in clinical development roles at Solvay Pharmaceuticals from 2008 to 2010 and at Forest Laboratories from 2005 to 2008. Dr. Durgam received his medical degree from Siddhartha Medical College, Vijayawada, India.

Mark Neumann has served as Executive Vice President, Chief Commercial Officer of the Company since October 2018. From June 2014 to October 2018, Mr. Neumann served in leadership positions at Amgen, most recently serving as Vice President, Global Marketing. Before Amgen, from February 2014 to June 2014, Mr. Neumann served in a leadership position at AstraZeneca. Before joining AstraZeneca, from June 1988 to February 2014, he served at Bristol Myers Squibb Company in positions of increasing responsibility, including commercial leadership roles. Mr. Neumann is a licensed CPA (inactive) and received his bachelor’s degree from Lafayette College.

Michael I. Halstead has served as Executive Vice President of the Company since January 2019, General Counsel of the Company since July 2014 and Secretary of the Company since September 2014. He also served as Senior Vice President of the Company from July 2014 to December 2018. From July 2005 until December 2013, Mr. Halstead served in a number of leadership positions at Warner Chilcott plc. Most recently he was Senior Vice President, Corporate Development at Warner Chilcott where he directed the company’s corporate development, legal and human resources functions. Prior to that, Mr. Halstead was an attorney at the firm of Davis Polk & Wardwell. Mr. Halstead received his bachelor’s degree from Boston University and his Juris Doctor degree from Villanova University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. Our named executive officers are:

•	Sharon Mates, Ph.D., our Chairman, President and Chief Executive Officer

•	Lawrence J. Hineline, our Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

•	Suresh Durgam, M.D., our Senior Vice President, Chief Medical Officer (1)

•	Michael I. Halstead, our Executive Vice President, General Counsel and Secretary

•	Mark Neumann, our Executive Vice President, Chief Commercial Officer

•	Andrew Satlin, M.D., our former Executive Vice President, Chief Medical Officer (2)

(1)

In October 2020, we announced the promotion and appointment of Dr. Suresh Durgam as our new Chief Medical Officer. Under the SEC rules applicable to the Company, Dr. Durgam would not be considered a “named executive officer” within the meaning of Item 402(a) of Regulation S-K. However, we view Dr. Durgam as an essential member of our executive officer team and believe information regarding his compensation would be relevant to our stockholders, although such information is not required to be provided pursuant to the SEC rules. In addition, we anticipate that Dr. Durgam will likely become a “named executive officer” within the meaning of the SEC rules in a future year. Accordingly, we have included information relating to Dr. Durgam’s compensation in this section.

(2)

On September 29, 2020, Dr. Satlin notified us of his intention to resign from his position as Chief Medical Officer with the Company. Dr. Satlin assisted with the transition of his responsibilities and remained an employee of the Company until October 28, 2020.

Executive Summary and Corporate Background

Business Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. In December 2019, CAPLYTA (lumateperone) was approved by the FDA for the treatment of schizophrenia in adults (42mg/day) and we initiated the commercial launch of CAPLYTA in late March 2020.

Our pipeline includes several product candidates in clinical development and additional product candidates in preclinical testing. We believe that our product candidates offer innovative therapeutics approaches and may provide advantages relative to current therapies. The following table summarizes our product candidates and programs:

2020 Clinical Development and Business Achievements

2020 was a transformational year for our Company with the launch of our first product, CAPYLTA, which marked an important step in the advancement of our mission to develop innovative treatments to improve the lives of individuals suffering from neuropsychiatric and neurologic disorders. We initiated the commercial launch of CAPLYTA in the United States in late March 2020 and demonstrated strong commercial execution in the midst of the COVID-19 pandemic. In support of our commercialization efforts, we hired a national sales force consisting of approximately 240 sales representatives. Following the launch of CAPLYTA, our commercial organization successfully adapted to the dynamic market environment caused by the COVID-19 pandemic by, among other things, effectively engaging with our prescribing audience through a hybrid model of virtual engagements and in-person interactions, which was enhanced by an expanded digital marketing initiative.

In addition, we continued to advance our clinical and preclinical development programs, including: lumateperone for bipolar depression and major depressive disorder; ITI-214 for Parkinson’s disease, heart failure, immune system regulation, neurodegenerative diseases, and other non-CNS disorders; ITI-333 for substance use disorders, pain and psychiatric comorbidities including depression and anxiety; and ITI-1284 for the treatment of behavioral disturbances in patients with dementia, dementia-related psychosis, and certain depressive disorders in the elderly. We are encouraged by our pipeline programs and we continue to strengthen our leadership team.

Our key accomplishments in 2020 included the following:

•	Total revenues were $22.8 million for the full year 2020, and net product revenues of CAPLYTA were $22.5 million for the full year 2020. No net product revenues were reported for 2019.

•

In late March 2020, we successfully launched CAPLYTA (lumateperone) and successfully adapted to the COVID-19 market environment and continued to effectively engage with our prescribing audience through a hybrid model of virtual engagements and in-person interactions, enhanced by an expanded digital marketing initiative.

•

In June 2020, we announced positive topline results from Study ITI-214-104, a Phase I/II translational study of single ascending doses of ITI-214, a novel, selective phosphodiesterase-1 (PDE1) inhibitor, in patients with chronic systolic heart failure with reduced ejection fraction.

•

In September 2020, we reported positive topline results from Study 402, a Phase 3 clinical trial evaluating lumateperone as adjunctive therapy to lithium or valproate in the treatment of major depressive episodes associated with Bipolar I or Bipolar II disorder.

•	In October 2020, we announced the promotion of Dr. Durgam to the position of Chief Medical Officer.

•

In December 2020, we initiated a Phase 1 single ascending dose study of lumateperone LAI, a formulation of lumateperone designed to be administered subcutaneously and to maintain therapeutic levels of lumateperone for at least one month.

•

We completed two financing transactions, ending 2020 with a cash reserve that exceeded our 2020 year-end cash goal. In January 2020, we raised approximately $295 million in net proceeds from an underwritten public offering. In September 2020, we raised approximately $358 million in net proceeds from an underwritten public offering.

What We Do	What We Don’t Do

✓ Design executive compensation to align pay with performance

✓ Emphasize at-risk compensation

✓ Reevaluate and adjust our program annually based on stockholder feedback and market developments

✓ Discourage inappropriate risk-taking

✓ Hire an independent compensation consultant who reports directly to the compensation committee

✓ Have 100% independent directors on the compensation committee

X No excessive change in control or severance payments

X No repricing of underwater stock options without stockholder approval

X No guaranteed bonuses or base salary increases

X No hedging or pledging Company stock

2020 Pay-for-Performance Overview

As a biopharmaceutical company with one commercial product and multiple product candidates in clinical development, our performance achievements are primarily related to specific strategic goals, including advancing our development programs, research function, clinical activities, commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders.

A significant portion of target compensation for our CEO and other named executive officers is structured in the form of “at-risk” compensation, consisting of annual performance bonus and equity incentive awards, with the performance bonus payouts dependent upon our Company’s performance. This aligns our executives’ interests with those of our stockholders for near- and long- term performance. Target total compensation for 2020, as shown below, reflects annual base salary paid, annual target performance bonus and the grant date fair value of equity awards granted during the year as reported in the Summary Compensation Table.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Our compensation committee believes that compensation paid to our named executive officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

The compensation committee is guided by the following objectives and principles when establishing compensation for executive officers:

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our Company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term equity incentives.

Determining and Setting Executive Compensation

Role of Our Compensation Committee and Executive Officers

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and recommends to our board of directors the approval of all compensation for our Chief Executive Officer and our other named executive officers.

To aid the compensation committee in making its determination, our Chief Executive Officer provides recommendations annually to the compensation committee regarding the compensation of all other executive officers (other than herself) based on the overall corporate achievements during the period being assessed and her knowledge of the individual contributions to our success by each of the named executive officers. The overall performance of our named executive officers as a team is reviewed annually by the compensation committee.

Role of the Independent Compensation Consultant

To assist with the analysis of executive compensation for fiscal year 2020, the compensation committee engaged Semler Brossy Consulting Group, or Semler Brossy, an independent compensation consultant. Semler Brossy reports directly to the compensation committee, and the compensation committee has the sole authority to hire, fire and direct the work of Semler Brossy. For fiscal year 2020, Semler Brossy advised the compensation committee on a variety of compensation-related issues, including:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;

•	gathering data on our executive officer cash and equity compensation relative to competitive market practices;

•	gathering data on peer group short- and long-term incentive practices;

•	gathering data on peer group equity use and dilution; and

•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Semler Brossy, our compensation committee determined that Semler Brossy is independent, and that there is no conflict of interest resulting from retaining Semler Brossy currently or during fiscal year 2020. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the Nasdaq listing standards. Other than services provided to our compensation committee, Semler Brossy did not perform any other work for us.

In early 2021, our compensation committee retained Radford, which is part of the Rewards Solution practice at Aon plc, to advise it on matters relating to the compensation of our executive officers for fiscal year 2021. After review and consultation with Radford, our compensation committee determined that Radford is independent, and that there is no conflict of interest resulting from retaining Radford during 2021. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the Nasdaq listing standards. Other than services provided to our compensation committee, Radford did not perform any other work for us.

Defining and Comparing Compensation to Market Benchmarks

Because we aim to attract and retain the most highly qualified executive officers in an extremely competitive market, our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Semler Brossy as described below, including information relating to the mix and levels of compensation for executive officers in the life sciences industry, with a focus on target total compensation in line with the compensation committee’s holistic approach to executive compensation.

Each year, our compensation committee, using information provided by its independent compensation consultant, establishes a peer group of publicly traded, national and regional companies in the biopharmaceutical industries that is generally selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and relative complexity of clinical trials are similar to ours;

•	biopharmaceutical companies that are pre-revenue or had a recent commercial product launch;

•	companies with market values of approximately .25 times to four times our market capitalization at the time;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Determination of 2020 Peer Group

In January 2020, our compensation committee conducted its annual review of our peer group with the assistance of Semler Brossy. Guided by the criteria described above, Semler Brossy evaluated the existing peer group and recommended removing six companies that no longer met the criteria detailed above.

Semler Brossy made recommendations regarding six potential replacement peer companies to the compensation committee that met the selection criteria detailed above and consistent with those recommendations, our compensation committee determined that our group for 2020 would include the following companies: Acceleron Pharma, Inc., Achillion Pharmaceuticals, Inc., Aerie Pharmaceuticals, Inc., Atara Biotherapeutics, Inc., Biohaven Pharmaceutical Holding New Haven, Deciphera Pharmaceuticals, Inc., Denali Therapeutics Inc., FibroGen, Inc., Insmed Incorporated, MacroGenics, Inc., Omeros Corporation, Portola Pharmaceuticals, Inc., PTC Therapeutics, Inc., Vanda Pharmaceuticals, Inc., Ziopharm Oncology, Inc. and Zogenix, Inc. (the “2020 Peer Group”).

Use of Market Data

Our compensation committee reviews target total compensation, comprising both target total cash compensation and equity compensation, against the market data described above primarily to ensure that our executive compensation program, as a whole, is positioned competitively to attract and retain the highest caliber of executive officers and that the total compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. Our compensation committee does not have a specific target compensation level for the named executive officers and does not otherwise use a formulaic approach to setting pay at a particular positioning within the market data; rather, the compensation committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) as one factor before making compensation determinations.

Our compensation committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account company to company variations among actual roles with similar titles or the specific performance of the executive officers. Additionally, notwithstanding the similarities of the peer companies to our Company, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions.

Key Factors Used in Determining Executive Compensation

Our compensation committee generally considers criteria, with input from our Chief Executive Officer, including market factors, the experience level of the executive and the executive’s performance against established corporate goals, the compensation committee members’ collective understanding of compensation practices in the biopharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies, in determining executive compensation.

As the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving human testing and governmental regulatory approval, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for a development-stage biopharmaceutical company, which our Company was until the FDA approved CAPLYTA in December 2019. The specific performance factors our compensation committee generally considered when determining the compensation of our named executive officers in 2020 included:

•	revenues generated from the sale of CAPLYTA;

•	initiation and progress of preclinical development and clinical trials for our product candidates;

•	achievement of regulatory milestones;

•	establishment and maintenance of key strategic relationships and new business initiatives including financings; and

•	development of organizational capabilities and managing our growth.

These performance factors were considered by our compensation committee in connection with our annual performance reviews described below and remain a critical component in the determination of annual cash bonus and equity incentive awards for our executives.

2020 Advisory Vote on Executive Compensation

At our 2020 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for that meeting, pursuant to the compensation disclosure rules of the SEC. The proposal was supported by approximately 99% of the total votes cast, a considerable increase over the approximately 75% of total votes cast in favor of our 2019 say-on-pay proposal. We believe this increased support was due, in large part, to the compensation committee’s implementation of meaningful changes to our executive compensation program, each of which was designed to address stockholders’ concerns that were communicated during our extensive stockholder engagement efforts following our 2019 annual meeting of stockholders. Most notably, the compensation committee made the following changes to our compensation and governance practices for 2020:

•	Reintroduction of performance-based equity awards into the annual equity grant mix for 2020;

•	Establishment of a revenue metric for our annual cash bonus program in 2020;

•	Enhanced disclosure with respect to the performance metrics evaluated by our compensation committee when determining annual cash bonuses; and

•	Introduction of a new compensation peer group in 2020 based on new parameters.

Our compensation committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our compensation committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the named executive officers.

Elements of Executive Compensation

The primary components of our executive compensation program are base salary, annual cash bonus awards and stock-based awards. We believe that these components, along with our other benefits and our commitment to career development, foster a productive, team-oriented work environment that offers our employees the flexibility and opportunity to thrive in a collaborative atmosphere and to receive meaningful rewards and recognition for their contributions to our growth and success. We view these components of compensation as related but distinct. That is, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on individual performance, Company performance, competitive compensation information in light of our recruiting and retention goals, and our view of internal equity and consistency. We believe that, as is common in the biopharmaceutical industry, stock-based awards, salary, and cash bonuses are all necessary to attract and retain employees. To date, we have not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

Base Salaries

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is recommended by our compensation committee and approved by our board of directors. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic or guaranteed base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In January 2020, at the recommendation of the compensation committee, our board of directors approved a base salary increase of approximately 3% based on a cost-of-living adjustment for each named executive officer. The following table shows each named executive officer’s 2020 annual base salary:

Name	2019 Annual Base Salary ($)	2020 Annual Base Salary ($)	Percent Increase
Sharon Mates, Ph.D.	744,500	766,800	3.0%
Lawrence J. Hineline	449,900	463,400	3.0%
Suresh Durgam, M.D. (1)	436,900	490,000	12.0%
Michael I. Halstead	497,100	512,000	3.0%
Mark Neumann	503,800	518,900	3.0%
Andrew Satlin, M.D.	515,000	530,000	3.0%

(1)

In October 2020, upon Dr. Durgam’s promotion to Chief Medical Officer, the compensation committee increased Dr. Durgam’s initial 2020 base salary of $436,900 to $490,000 based on competitive market analysis.

Annual Cash Bonus Program and 2020 Target Amounts

Cash bonuses are intended to provide incentives to drive Company-wide performance. Each of our named executive officers is eligible to receive an annual cash bonus, but no such bonus is guaranteed. The determination of the amount of annual cash bonuses paid to our named executive officers generally reflects a number of considerations by the compensation committee acting in its judgment, including, among other things, the performance of the Company and its evaluation of the individual contribution and performance of each named executive officer. In exercising its judgment, the compensation committee performs a holistic review, taking into account competitive market dynamics as well as the macro-economic environment.

Holistic Approach to Compensation Supports Strategic Objectives. Our compensation committee generally believes that a formulaic or purely quantitative approach to executive compensation is not the best way to foster long-term success for us as a biopharmaceutical company. Our compensation committee believes that our performance is measured generally by our ability to advance product candidates into and through the clinic toward the market and to secure capital to fund our programs and to operate our business efficiently, and our overall success requires interdisciplinary contribution across our executive management team. Our compensation committee utilizes specific strategic goals, including advancing our development programs, research function, clinical activities, commercialization activities and certain corporate and financial goals, to determine compensation only when it determines that such metrics neither encourage excessive risk-taking nor discourage innovative development activities and when such metrics fall primarily within the control of our executive management. Otherwise, the compensation committee takes a holistic approach, using its judgment and advice from its independent compensation consultant, focusing primarily on our overall Company performance, each named executive officer’s performance and qualitative factors, such as competitive market dynamics, the business environment in which the results were achieved and any unplanned positive or negative events.

Annual Cash Bonus Targets for 2020. The target levels for annual cash bonuses for our executive officers are set by the compensation committee as a percentage of each executive officer’s base salary. The percentages that were approved by our compensation committee were derived from peer group data that the compensation committee then interpreted to match the level of qualification and experience of the executive at the Company as well as based on internal comparisons. For 2020, the compensation committee determined that each named executive officer’s target percentage for 2020 would remain the same as 2019, as set forth in the following table.

Name	2020 Bonus Target
Sharon Mates, Ph.D.	60%
Lawrence J. Hineline	40%
Suresh Durgam, M.D. (1)	40%
Michael I. Halstead	50%
Mark Neumann	50%
Andrew Satlin, M.D.	50%

(1)	Dr. Durgam’s target bonus percentage was established in January 2020 for his previous position and it remained the same after his promotion to Chief Medical Officer in October 2020.

2020 Bonus Decisions

In determining the amount of 2020 cash bonus payments, our compensation committee considered our Company’s successful launch of CAPLYTA in March 2020 and strong commercial execution in the midst of the COVID-19 pandemic, as well as the important progress made in the development of our other product candidates, including lumateperone for the treatment of bipolar depression, ITI-214 and ITI-1284, and the expansion of our commercial and other infrastructure. The table below reflects the corporate goals approved by the compensation committee, each of which was established prior to the onset of the COVID-19 pandemic, as well as the relevant corporate achievements that occurred in 2020. The compensation committee did not adjust any of our corporate goals to reflect the impact of the COVID-19 pandemic on our business.

Corporate Goals	2020 Performance
2020 Revenue Goal • Achieve pre-established net revenue from product sales target between $20 million and $30 million	• 80% of revenue goal achieved by generating approximately $22.5M in net product revenue of CAPLYTA in 2020

Corporate and Business Development Goals

•   Effectively execute commercialization strategy including maximizing sales force performance, expanding market access and ensuring compliance with applicable federal and state requirements

•   Achieve a year-end cash and investment balance in excess of a pre-established amount

•   Substantially progress partnership strategy

•   Successfully launched CAPLYTA on time in the first quarter of 2020 delivering consistent and robust prescription growth, despite significant and sustained COVID-related disruptions to the healthcare system and industry

•   Achieved a year-end balance of cash, cash equivalents, restricted cash and investment securities totaling $658.8 million at December 31, 2020, compared to $224.0 million at December 31, 2019

•   Engaged in discussions with potential commercialization partners for territories outside of the United States amid a challenging global environment caused by the COVID-19 pandemic

Pipeline Development Goals

•   Complete Study 402, the Company’s global study evaluating adjunctive lumateperone in bipolar depression

•   Complete the Company’s study of ITI-214 to evaluate safety and hemodynamic effects in patients with systolic heart failure

•   Initiate early phase clinical studies in at least one indication

•   Advance preclinical programs for existing and new compounds and indications

•   Completed Study 402 with positive results, despite the operational challenges that are inherently involved in conducting a global study with approximately 70 trial sites being exacerbated by the adverse effects of the COVID-19 pandemic; Study 402 was a global Phase 3 clinical trial evaluating lumateperone as adjunctive therapy to lithium or valproate in the treatment of major depressive episodes associated with Bipolar I or Bipolar II disorder

•   Completed successful heart failure study with ITI-214

Corporate Goals	2020 Performance

•   Initiated Phase 1 clinical programs for ITI-333 and conducted Phase 1 clinical studies for ITI-1284

•   Initiated several discovery programs with compounds for the treatment of epilepsy, sleep and mood disorders

Organizational Goals

•   Complete the expansion of commercial and supporting functions to support launch and ongoing sales of CAPLYTA

•   Expand infrastructure and related upgrades, including internal and external systems and programs necessary to support effective, compliant commercial-stage company activities

•   Established comprehensive commercial and related functional capabilities in support of first product launch in March 2020, all while navigating the unprecedented and challenging COVID-19 circumstances

•   Successfully expanded our finance, information technology, compliance and human resource systems and infrastructure to ensure adequate support of commercial activities and financial reporting

To determine each named executive officer’s 2020 cash bonus payment, our compensation committee considered each individual’s contributions toward the accomplishments noted above, as follows:

•

Dr. Mates: our compensation committee considered Dr. Mates’ role in leading the Company’s transition from a development-stage company to a commercial-stage company following the FDA’s approval of CAPLYTA in December 2019, which required expanding our workforce, building the administrative infrastructure needed to support the commercialization of CAPLYTA and ultimately to succeed in a highly regulated industry, and overseeing the commercial launch of CAPLYTA, all while effectively adapting to the COVID-19 market environment. Our compensation committee also considered Dr. Mates’ significant involvement in determining our product development strategies and her substantial role in advancing our development programs including the successful advancement of our bipolar program.

•

Mr. Hineline: our compensation committee considered Mr. Hineline’s role leading the finance organization’s expansion, ensuring the implementation and maintenance of effective internal controls, maintaining an accurate financial forecast for planning purposes, preparing the finance group and implementing systems necessary to support a commercial-stage company, and working effectively with the audit committee.

•

Dr. Durgam: our compensation committee considered Dr. Durgam’s role leading the clinical organization, including providing his extensive support to the clinical and regulatory efforts made in connection with progressing our pipeline products including the successful advancement of our bipolar program.

•

Mr. Halstead: our compensation committee considered Mr. Halstead’s role successfully supporting our compliance and regulatory initiatives, ensuring timely filing of all SEC-required disclosures, assisting in the organizational expansion and system development necessary to support a commercial-stage company, and effectively managing all board interactions as corporate secretary.

•

Mr. Neumann: our compensation committee considered Mr. Neumann’s role leading the commercial organization’s expansion, developing commercialization plans, and establishing the necessary infrastructure necessary to support a commercial-stage company in a challenging COVID-19 environment.

The board of directors, as recommended by the compensation committee, awarded the following cash bonuses to our named executive officers for performance during fiscal 2020:

Name	2020 Annual Cash Bonus ($)	2020 Annual Cash Bonus As a Percentage of 2020 Annual Base Salary	2020 Annual Cash Bonus As a Percentage of 2020 Annual Target Bonus
Sharon Mates, Ph.D.	690,120	90%	150%
Lawrence J. Hineline	222,432	48%	120%
Suresh Durgam, M.D.	274,400	56%	140%
Michael I. Halstead	320,000	63%	125%
Mark Neumann	324,312	62%	125%
Andrew Satlin, M.D. (1)	—	—	—

(1)	Dr. Satlin resigned from his position as Chief Medical Officer of the Company, effective October 28, 2020.

Equity Awards

The primary goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers during the award’s vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, Company performance, retention considerations and the size of prior grants.

To reward and retain our named executive officers in a manner that aligns their interests with stockholders’ interests, we use stock options both in the form of initial stock option grants in connection with the commencement of employment and additional annual stock option grants. We also compensate our named executive officers with annual grants of time-based RSUs, and, in certain years, grants of performance-based RSUs, or PRSUs. The use of RSU awards reduces the dilutive effect of the incentive equity awards made to management and provides additional retention incentive. We have not established a formula or program for determining the size of any equity award, including any annual stock option grants or RSU awards, and our compensation committee retains discretion to make such awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

Equity grants are made in the year following the year of performance, but shown in the “Summary Compensation Table” for the year of grant in accordance with the rules for disclosing equity compensation. Based on the recommendations of Semler Brossy with respect to market and peer company practices; the achievement of 2019 corporate performance accomplishments, including the FDA approval of CAPLYTA for the treatment of schizophrenia in adults, progress made in advancing our development programs for our product candidates, initiation of our clinical program of lumateperone for the treatment of major depressive disorder, and our total stockholder returns; an evaluation of each named executive officer’s performance, position, tenure, experience, expertise and leadership; and 2019 individual performance accomplishments, each named executive officer was granted equity awards for the number of shares set forth below in the “2020 Grants of Plan-Based Awards” table on page 41.

With respect to long-term performance-based compensation, the compensation committee annually considers the appropriate mix of equity awards and incorporates performance-based equity awards when it determines that important milestones should form the basis of a performance-based equity grant and that such a grant would not promote excessive risk taking that could adversely impact the Company or its research or development of pharmaceutical products. In order to reinforce our commitment to align executive pay with the

Company’s performance and the interests of our stockholders for near- and long-term performance, our compensation committee decided to place more emphasis on performance-based equity awards for executive officers grants in 2020. The compensation committee granted 30% of each annual grant in the form of stock options, 50% in the form of time-based RSU awards and 20% in the form of PRSUs.

Name	Grant Date Value of 2020 Stock Option ($)	Grant Date Value of 2020 Time- Based RSU Award ($)	Grant Date Value of 2020 Performance- Based RSU Award ($)	Aggregate Grant Date Value of 2020 Annual Grant ($)
Sharon Mates, Ph.D.	1,199,994	1,999,995	800,003	3,999,992
Lawrence J. Hineline	449,993	749,992	299,992	1,499,977
Suresh Durgam, M.D. (1)	599,997	599,984	—	1,199,981
Michael I. Halstead	479,990	800,003	319,982	1,599,975
Mark Neumann	479,990	800,003	319,982	1,599,975
Andrew Satlin, M.D.	479,990	800,003	319,982	1,599,975

(1)	Dr. Durgam’s equity awards were granted in February 2020 prior to him becoming our Chief Medical Officer in October 2020 and he was not eligible to receive a PRSU grant.

The 2020 PRSU awards will be earned based on (1) the total stockholder return, or TSR, of Company stock relative to the TSR of companies in the Nasdaq Biotechnology Index over the three-year period beginning January 1, 2020 and ending December 31, 2022 and (2) the achievement of pre-set milestones over the same period. For the TSR metric, the number of PRSUs earned by the executive officers in respect of the TSR metric will be determined on a straight-line interpolated basis between 50% and 150%. The design avoids encouraging imprudent risk-taking through artificial cliffs in the design of the PRSUs. We believe disclosing specific targets while the performance period is ongoing could cause competitive harm. However, such targets will be disclosed in 2023 following the certification of results by the compensation committee.

Severance and Change in Control Arrangements

Each of the employment agreements of our named executive officers provides that the named executive officer is eligible to receive severance payments and benefits upon an involuntary termination of employment or a termination for good reason within three months before or 12 months following a change in control of our Company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. This severance and change in control arrangement is designed to retain our named executive officers in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered.

For a detailed description of the severance provisions contained in our named executive officers’ employment agreements, see “Executive Officer and Director Compensation—Potential Payments Upon Termination or Change-in-Control” below.

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under each of their employment agreements, entered into in 2008, Dr. Mates and Mr. Hineline are entitled to a gross-up payment that will make her or him whole in the event that any parachute payment excise taxes are imposed on her or him. This arrangement has been in place since we were a private company. We provide this protection to Dr. Mates and Mr. Hineline to help ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to her or him. Based on the assumptions described below under “Executive Officer and Director Compensation—Potential Payments upon Termination or Change-in-Control,” upon a termination of employment or a change of control as of December 31, 2020, Dr. Mates and Mr. Hineline would not be entitled to any tax gross-up payment. Dr. Durgam, Mr. Halstead, Mr. Neumann and Dr. Satlin’s employment agreements include a Section 280G “best after tax” provision, meaning, if any payments due under their employment agreements would otherwise constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

Other Elements of Compensation and Perquisites

Our named executive officers are also entitled to additional benefits and perquisites that are available to all of our full-time employees. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. For all of our full-time employees, in 2020 we made a matching contribution of up to 100% on the first 6% of contributions made by participants. We also pay the premiums of a term life insurance policy to benefit each of our full-time employees, including our named executive officers, with a face value of $150,000. In addition, all of our full-time employees, including our named executive officers, benefit from participation in our health and welfare plans.

In 2020, Mr. Neumann received $110,568 in payments or reimbursements for living expenses he incurred in connection with his commencement of employment with the Company in October 2018, which was a critical component in successfully recruiting Mr. Neumann to join the Company.

Additional Compensation Information

Equity Grant Timing

Historically, annual equity grants to all employees, including management, are made in the first quarter of each year in an effort to link employees’ compensation more closely to the recently completed fiscal year. Annual equity grants for 2020 performance were granted in February 2021.

Accounting and Tax Considerations

Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. The compensation committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option and time-based RSU grants in light of the accounting impact of ASC 718 and other considerations.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Insider Trading Policy and Hedging and Pledging Prohibitions

We maintain an Insider Trading Policy that prohibits our officers, directors, employees and consultants from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, nonpublic information.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2021, our board of directors established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to three times base salary in the case of our Chief Executive Officer, and greater than or equal to one times base salary in the case of our other executive officers. The following forms of equity count toward the ownership guideline: shares owned outright; restricted stock units; and vested but unexercised “in-the-money” stock options. The Company reviews compliance annually, valuing stock at the fair market value based on the average closing price for the 90 trading days preceding (and including) the measurement date.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Members of the Intra-Cellular Therapies, Inc.

Compensation Committee

Joel S. Marcus (Chairman)

Christopher Alafi, Ph.D.

Rory B. Riggs

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability or timing of payout. Rather, our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and employee retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. The compensation policies and practices are substantially the same.

Based on the foregoing, we believe that our compensation policies, practices and awards do not create risks that are likely to have a material adverse effect on the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

2020 Summary Compensation Table

The following table shows the total compensation paid or accrued to our named executive officers during the last three fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Sharon Mates, Ph.D.	2020	766,800	690,120	2,799,998	1,199,994	18,767	5,475,679
Chairman, President and Chief	2019	744,500	759,400	1,599,996	1,600,003	20,661	4,724,560
Executive Officer	2018	722,800	585,500	1,593,735	1,556,410	18,024	4,476,469

Lawrence J. Hineline	2020	463,400	222,432	1,049,984	449,993	20,374	2,206,183
Senior Vice President of Finance,	2019	449,900	225,000	749,988	749,995	18,648	2,193,531
Chief Financial Officer, Treasurer and Assistant Secretary	2018	424,400	203,700	749,986	732,430	17,292	2,127,808

Suresh Durgam, M.D.	2020	448,575	274,400	599,984	599,997	7,385	1,930,341
Senior Vice President, Chief Medical Officer

Michael I. Halstead	2020	512,000	320,000	1,119,985	479,990	17,931	2,449,906
Executive Vice President, General	2019	497,100	323,100	749,988	749,995	17,270	2,337,453
Counsel and Secretary	2018	469,000	225,100	749,986	732,430	16,680	2,193,196

Mark Neumann (4)	2020	518,900	324,312	1,119,985	479,990	130,085	2,573,272
Executive Vice President, Chief	2019	503,800	277,100	799,991	799,997	133,449	2,514,337
Commercial Officer	2018	106,090	245,500	749,995	749,990	25,124	1,876,699

Andrew Satlin, M.D. (5)	2020	480,634	0	1,119,985	479,990	20,585	2,101,194
Former Executive Vice President,	2019	515,000	360,500	874,997	874,996	19,332	2,644,825
Chief Medical Officer	2018	500,000	300,000	0	0	11,792	811,792

(1)

The amounts in this column reflect the aggregate grant date fair value of stock awards granted during 2020, 2019 and 2018, respectively, computed in accordance with ASC 718. The weighted average grant date fair values of stock awards granted during these years are included in Note 6 to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant. The value of the PRSU awards granted in 2020 to each of Dr. Mates, Mr. Hineline, Mr. Halstead, Mr. Neumann and Dr. Satlin based upon the then-probable outcome of the performance conditions, as computed in accordance with ASC 718, was $800,003, $299,992, $319,982, $319,982 and $319,982 for each award, respectively. Assuming that the maximum level of performance will be achieved, and assuming the $23.94 closing price of our shares on the date of grant, the value of each such PRSU award is $1,200,005, $449,988, $479,973, $479,973 and $479,973, respectively. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)

The options granted in 2020 to Dr. Mates, Mr. Hineline, Dr. Durgam, Mr. Halstead, Mr. Neumann and Dr. Satlin were for such named executive officers’ performance in 2019. The options granted in 2019 to Dr. Mates, Mr. Hineline, Mr. Halstead, Mr. Neumann and Dr. Satlin were for such named executive officers’ performance in 2018. The options granted in 2018 to Dr. Mates, Mr. Hineline and Mr. Halstead were for such named executive officers’ performance in 2017. These amounts represent the aggregate grant date fair value of the option awards granted to our named executive officers, computed in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. See Note 6 to our consolidated audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020 for details as to the assumptions used to calculate the fair value of the option awards.
(3)

For the fiscal year ended December 31, 2020, consists of $1,667 for Dr. Mates, $3,274 for Mr. Hineline, $1,085 for Dr. Durgam, $831 for Mr. Halstead, $2,417 for Mr. Neumann and $3,742 for Dr. Satlin in life insurance premiums we paid for a term life insurance policy to benefit the named executive officer with a face value of $150,000, $110,568 living expense for Mr. Neumann, and the balance in matching contributions under our 401(k) plan.

(4)	Mr. Neumann commenced employment with the Company on October 15, 2018.
(5)	Dr. Satlin’s employment with the Company ended effective as of October 28, 2020.

2020 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2020 to each of our named executive officers. We did not grant any non-equity incentive plan awards during the fiscal year ended December 31, 2020.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Sharon Mates, Ph.D.	2/18/20				—	66,886	23.94	1,199,994
	2/18/20				83,542	—	—	1,999,995
	2/18/20	16,708	33,417	50,125	—	—	—	800,003
Lawrence J. Hineline	2/18/20				—	25,082	23.94	449,993
	2/18/20				31,328	—	—	749,992
	2/18/20	6,265	12,531	18,796	—	—	—	299,992
Suresh Durgam, M.D.	2/18/20				—	33,443	23.94	599,997
	2/18/20				25,062	—	—	599,984
Michael I. Halstead	2/18/20				—	26,754	23.94	479,990
	2/18/20				33,417	—	—	800,003
	2/18/20	6,683	13,366	20,049	—	—	—	319,982
Mark Neumann	2/18/20				—	26,754	23.94	479,990
	2/18/20				33,417	—	—	800,003
	2/18/20	6,683	13,366	20,049	—	—	—	319,982
Andrew Satlin, M.D.	2/18/20				—	26,754	23.94	479,990
	2/18/20				33,417	—	—	800,003
	2/18/20	6,683	13,366	20,049	—	—	—	319,982

(1)

The amounts shown represent the number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2020. The number of PRSUs that will become earned and vest, and the resulting number of shares of our common stock to be issued, will be determined as soon as administratively practicable after completion of the three-year performance period ending December 31, 2022, and the number of shares can range from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.

(2)	The exercise price is equal to the fair market value of our common stock, which is the closing price per share of our common stock as reported by the Nasdaq Global Select Market on the grant date.
(3)

These amounts represent the aggregate grant date fair value for option awards, RSU awards and PRSU awards granted to our named executive officers, computed in accordance with ASC 718. See Note 6 to our audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020 for details as to the assumptions used to calculate the fair value of the option awards. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Sharon Mates, Ph.D.

We entered into an employment agreement with Dr. Mates in February 2008, who has been our President and Chief Executive Officer since 2002. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Dr. Mates is eligible for bonus payments and stock options as may be awarded by our board of directors. Effective January 1, 2021, her annual base salary was increased from $766,800 to $793,638. In addition, her employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times her base salary; however, we paid a premium on a life insurance policy with a face value of $150,000, to which she assented. The employment agreement also provides that Dr. Mates is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Dr. Mates provides notice that we or she, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Mates is entitled to certain benefits in connection with a termination of her employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Lawrence J. Hineline

We entered into an employment agreement with Mr. Hineline in February 2008, who has been our Senior Vice President of Finance, Chief Financial Officer and Treasurer since 2019 and was our Vice President of Finance, Chief Financial Officer and Treasurer from 2002 until 2018 and was our Secretary from 2002 to 2014. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Hineline is eligible for bonus payments and stock options as may be awarded by our board of directors. Effective January 1, 2021, his annual base salary was increased from $463,400 to $479,619. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times his base salary; however, we paid a premium on a life insurance policy with a face value of $150,000, to which he assented. The employment agreement also provides that Mr. Hineline is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Mr. Hineline provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Hineline is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Suresh Durgam, M.D.

We entered into an employment agreement with Dr. Durgam in September 2018, who has been our Senior Vice President, Chief Medical Officer since 2020 and was our Senior Vice President, Late Stage Clinical Development and Medical Affairs from 2018 until 2020. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Dr. Durgam is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2021, his annual base salary was increased from $490,000 to $507,150. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Dr. Durgam is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Dr. Durgam provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Durgam is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Michael I. Halstead

We entered into an employment agreement with Mr. Halstead in August 2015, who has been our Executive Vice President, General Counsel and Secretary since 2019 and was our Senior Vice President, General Counsel and Secretary from 2014 until 2018. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Halstead is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2021, his annual base salary was increased from $512,000 to $529,920. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Mr. Halstead is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Mr. Halstead provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Halstead is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Mark Neumann

We entered into an employment agreement with Mr. Neumann in October 2018, who has been our Executive Vice President, Chief Commercial Officer since October 2018. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Neumann is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2021, his annual base salary was increased from $518,900 to $537,061. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Mr. Neumann is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Mr. Neumann provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Neumann is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Andrew Satlin, M.D.

We entered into an employment agreement with Dr. Satlin in November 2017, who was our Executive Vice President, Chief Medical Officer from November 2017 to October 2020. The agreement provided for an annual salary review and adjustment in the discretion of our board of directors, and that Dr. Satlin was eligible for bonus payments and equity grants as may be awarded by our board of directors. In addition, his employment agreement provided that we would pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provided that Dr. Satlin was entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and could be renewed for successive one year terms, unless we or Dr. Satlin provided notice that we or he, as the case may be, did not wish to renew the agreement or wished to renew the agreement on different terms than those contained in the agreement. Dr. Satlin resigned from his positions with the Company in October 2020.

Pursuant to their respective proprietary information, inventions, and non-competition agreements, Dr. Mates, Mr. Hineline, Mr. Halstead, Dr. Durgam, Mr. Neumann and Dr. Satlin have agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of her or his employment or (ii) compete with us for a period of one year after the later of the termination of her or his employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sharon Mates, Ph.D.	50,000	0		2.84	4/30/2022
	50,000	0		3.26	5/31/2023
	200,000	0		16.86	6/30/2024
	228,380	0		17.57	1/2/2025
	86,003	0		53.63	1/4/2026
	135,399	0		15.73	1/3/2027
	92,315	46,158	(3)	15.47	1/3/2028
	57,565	115,132	(4)	12.73	1/8/2029
	0	66,886	(5)	23.94	2/18/2030
						34,341	(6)	1,092,044
						83,792	(7)	2,664,586
						83,542	(8)	2,656,636
									33,417	(9)	1,062,661

Lawrence J. Hineline	50,000	0		16.86	6/30/2024
	72,120	0		17.57	1/2/2025
	40,472	0		53.63	1/4/2026
	63,717	0		15.73	1/3/2027
	43,442	21,722	(3)	15.47	1/3/2028
	0	53,968	(4)	12.73	1/8/2029
	0	25,082	(5)	23.94	2/18/2030
						16,160	(6)	513,888
						39,277	(7)	1,249,009
						31,328	(8)	996,230
									12,531	(9)	398,486

Suresh Durgam, M.D.
	41,521	20,761	(10)	19.87	8/15/2028
	17,989	35,978	(4)	12.73	1/8/2029
	0	33,443	(5)	23.94	2/18/2030
						26,185	(7)	832,683
						25,062	(8)	796,972

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Michael I. Halstead	25,000	0		13.86	7/29/2024
	88,146	0		17.57	1/2/2025
	40,472	0		53.63	1/4/2026
	63,717	0		15.73	1/3/2027
	43,442	21,722	(3)	15.47	1/3/2028
	26,983	53,968	(4)	12.73	1/8/2029
	0	26,754	(5)	23.94	2/18/2030
						16,160	(6)	513,888
						39,277	(7)	1,249,009
						33,417	(8)	1,062,661
									13,366	(9)	425,039

Mark Neumann
	36,866	18,434	(11)	18.59	10/15/2028
	28,782	57,566	(4)	12.73	1/8/2029
	0	26,754	(5)	23.94	2/18/2030
						13,448	(12)	427,646
						41,896	(7)	1,332,293
						33,417	(8)	1,062,661
									13,366	(9)	425,039

(1)	All options have a ten-year term from the date of grant.
(2)	The market value of the stock awards is based on the closing price of our common stock of $31.80 per share on December 31, 2020.
(3)

Each option to purchase our common stock that expires on January 3, 2028 vested as to 1/3 of the shares on January 3, 2019, 1/3 of the shares on January 3, 2020 and 1/3 of the shares on January 3, 2021.

(4)

Each option to purchase our common stock that expires on January 8, 2029 vested as to 1/3 of the shares on January 8, 2020, 1/3 of the shares on January 8, 2021 and will vest as to 1/3 of the shares on January 8, 2022.

(5)

Each option to purchase our common stock that expires on February 18, 2030 vested as to 1/3 of the shares on February 18, 2021 and will vest as to 1/3 of the shares on February 18, 2022 and 1/3 of the shares on February 18, 2023.

(6)	These RSUs vested as to 1/3 of the shares on January 3, 2019, 1/3 of the shares on January 3, 2020 and 1/3 of the shares on January 3, 2021.
(7)	These RSUs vested as to 1/3 of the shares on January 8, 2020, 1/3 of the shares on January 8, 2021 and will vest as to 1/3 of the shares on January 8, 2022.
(8)	These RSUs vested as to 1/3 of the shares on February 18, 2021 and will vest as to 1/3 of the shares on February 18, 2022 and 1/3 of the shares on February 18, 2023.
(9)

The amounts shown represent the target number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2020. The number of PRSUs that will become earned and vest, and the resulting number of shares of our common stock to be issued, will be determined as soon as administratively practicable after completion of the three-year performance period ending December 31, 2022, and the number of shares can range from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.
(10)

Each option to purchase our common stock that expires on August 15, 2028 vested as to 1/3 of the shares on August 15, 2019, 1/3 of the shares on August 15, 2020 and 1/3 of the shares on August 15, 2021.

(11)

Each option to purchase our common stock that expires on October 15, 2028 vested as to 1/3 of the shares on October 15, 2019, 1/3 of the shares on October 15, 2020 and will vest as to 1/3 of the shares on October 15, 2021.

(12)	These RSUs vested as to 1/3 of the shares on October 15, 2019, 1/3 of the shares on October 15, 2020 and will vest as to 1/3 of the shares on October 15, 2021.

Option Exercises and Stock Vested in 2020

The following table shows information regarding exercises of options to purchase our common stock and the vesting of RSUs held by each of our named executive officers during the fiscal year ended December 31, 2020.

Name	Option Awards		Stock Awards		Performance Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sharon Mates, Ph.D.	94,000	2,299,320	87,493	2,524,804	18,008	425,169
Lawrence J. Hineline	46,983	943,528	41,096	1,186,111	8,043	189,895
Suresh Durgam, M.D.	0	0	13,092	344,843	0	0
Michael I. Halstead	75,000	1,031,431	41,096	1,186,111	8,043	189,895
Mark Neumann	0	0	34,395	912,823	0	0
Andrew Satlin, M.D.	145,147	1,881,647	22,911	603,476	0	0

(1)

The value realized on exercise is based on the difference between the closing price of our common stock on the Nasdaq Global Select Market on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by the individual as a result of the option exercises.

(2)	The value realized on vesting is calculated by multiplying the number of vested shares by the closing price of our common stock on the Nasdaq Global Select Market on the applicable vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

We have agreed to provide severance and change of control payments and benefits to our named executive officers under specified circumstances, as described below:

Sharon Mates, Ph.D.

If Dr. Mates’ employment is terminated for any reason, she will be entitled to compensation and benefits through the last day of her employment, including accrued but untaken vacation. If her employment is terminated due to her death or disability, we will also pay her or her estate the compensation which would otherwise have been payable to her through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If her employment is terminated without cause by us or she terminates her employment for good reason, she will receive the following severance benefits following her employment termination, on condition that she executes a general release in our favor: (a) payment of 12 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release she executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to her termination; and (c) all of her unvested equity will become fully vested and exercisable. Dr. Mates will also be entitled to such severance benefits if we elect not to renew her employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Mates executing a general release in favor of us, returning all our property, and complying with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Mates will not be eligible for such severance benefits if she or we wish to renew the agreement on different terms than those contained in her employment agreement. In the event of a change of control, all of her unvested equity will immediately vest. If her employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, she terminates her employment for good reason during such period, or she terminates her employment for any reason within one month following a change of control, she will be eligible for the following severance benefits following her employment termination: (a) payment of 18 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to her termination. In addition, we have agreed to pay a tax gross-up to Dr. Mates if any amounts payable by us (or a successor) to her become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that she executes a general release in favor of us, returns all our property and complies with her post-termination obligations under her employment agreement, her proprietary information, inventions, and non-competition agreement, and her general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Mates, based on the assumptions discussed above and assuming such event occurred on December 31, 2020:

Dr. Mates	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company
(Other than for Death or
Disability) or by the Executive  for Good
Reason Within 3 Months Before or
12 Months Following a Change in
Control or by Executive for any
Reason Within One Month
Following a Change in Control
			($)
Severance benefits:
Lump sum payment(1)	2,184,070	—	2,947,170
Healthcare benefits	10,860	—	16,290
Acceleration of equity awards:
Market value of equity vesting on termination(2)	10,950,977	10,950,977	10,950,977
280G Tax Gross-Up(3)	—	—	—
Total Payment	13,145,907	10,950,977	13,914,437

(1)

Includes $657,870 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of her employment agreement or termination due to death or disability effective December 31, 2020, Dr. Mates would be entitled to accrued vacation of $657,870.

(2)

Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Dr. Mates as of December 31, 2020 is included in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

(3)

Based on these assumptions, Dr. Mates’ payments would not result in a tax gross-up payment to her. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Lawrence J. Hineline

If Mr. Hineline’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity will become fully vested and exercisable. Mr. Hineline will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Hineline executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Hineline will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. In the event of a change of control, all of his unvested equity will immediately vest. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination. In addition, we have agreed to pay a tax gross-up to Mr. Hineline if any amounts payable by us (or a successor) to him become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Hineline, based on the assumptions discussed above and assuming such event occurred on December 31, 2020:

Mr. Hineline	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company
(Other than for Death or
Disability) or by the Executive for Good
Reason Within 3 Months Before or
12 Months Following a Change in
Control or by Executive for any
Reason Within One Month
Following a Change in Control
			($)
Severance benefits:
Lump sum payment(1)	960,750	—	1,304,950
Healthcare benefits	21,162	—	31,744
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,738,647	4,738,647	4,738,647
280G Tax Gross-Up(3)	—	—	—
Total Payment	5,720,559	4,738,647	6,075,341

(1)

Includes $272,350 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 31, 2020, Mr. Hineline would be entitled to accrued vacation of $272,350.

(2)

Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Mr. Hineline as of December 31, 2020 is included in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

(3)

Based on these assumptions, Mr. Hineline’s payments would not result in a tax gross-up payment to him. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Suresh Durgam, M.D.

If Dr. Durgam’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Dr. Durgam will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Durgam executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Durgam will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post- termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Durgam, based on the assumptions discussed above and assuming such event occurred on December 31, 2020:

Dr. Durgam	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	784,129	—	1,143,679
Healthcare benefits	10,890	—	16,335
Acceleration of equity awards:
Market value of equity vesting on termination(2)	2,826,296	—	2,826,296
Total Payment	3,621,315	—	3,986,310

(1)

Includes $65,059 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 31, 2020, Dr. Durgam would be entitled to accrued vacation of $65,029.

(2)

Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Dr. Durgam as of December 31, 2020 is included in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

Michael I. Halstead

If Mr. Halstead’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Mr. Halstead will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Halstead executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Halstead will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Halstead, based on the assumptions discussed above and assuming such event occurred on December 31, 2020:

Mr. Halstead	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	879,482	—	1,297,032
Healthcare benefits	31,156	—	46,733
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,844,772	—	4,844,772
Total Payment	5,755,410	—	6,188,537

(1)

Includes $44,382 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 31, 2020, Mr. Halstead would be entitled to accrued vacation of $44,382.

(2)

Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Mr. Halstead as of December 31, 2020 is included in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

Mark Neumann

If Mr. Neumann’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Mr. Neumann will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Neumann executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Neumann will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post- termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Neumann, based on the assumptions discussed above and assuming such event occurred on December 31, 2020:

Mr. Neumann	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	830,272	—	1,228,272
Healthcare benefits	29,899	—	44,848
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,799,222	—	4,799,222
Total Payment	5,659,393	—	6,072,342

(1)

Includes $34,272 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 31, 2020, Mr. Neumann would be entitled to accrued vacation of $34,272.

(2)

Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Mr. Neumann as of December 31, 2020 is included in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

Andrew Satlin, M.D.

Dr. Satlin resigned from his positions with the Company in October 2020. As a result, Dr. Satlin was entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment had been terminated due to his death or disability, we would also have paid him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurred as well as payment for any accrued but untaken vacation. If his employment had been terminated without cause by us or he had terminated his employment for good reason, he would have received the following severance benefits following his employment termination, on condition that he executed a general release in our favor, returns all our property, and complied with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments would have been paid in one lump sum on the date the general release he executed became effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants would have immediately vested. Dr. Satlin would have also been entitled to such severance benefits if we elected not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits would have been conditioned on Dr. Satlin executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Satlin would not have been eligible for such severance benefits if he or we wished to renew the agreement on different terms than those contained in his employment agreement. If his employment had been terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he had terminated his employment for good reason during such period, he would have been eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments would have been paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants would have immediately vested. Such severance benefits following a change of control would have been payable on condition that he executed a general release in favor of us, returned all our property and complied with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release. In October 2020, Dr. Satlin resigned from his positions with the Company.

For purposes of severance payments, “good reason” is defined as the executive resigning after the occurrence of one of the following events without the executive’s written consent:

•	the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position;

•	a reduction by the Company in the executive’s annual base salary of 5% or greater;

•	a material change in the geographic location at which the executive is required to perform services; or

•	material breach by the Company of any material provision of the executive’s employment agreement.

The executive must provide us with written notice within 60 days after the occurrence of a good reason event, and we have 30 days to correct the event after receipt of the notice.

For purposes of severance payments, “cause” is defined as a termination by us after the occurrence of one of the following events:

•	a good faith finding by the Company that the executive has engaged in gross negligence or gross misconduct that is materially injurious to the Company;

•	the executive’s conviction of a felony or crime involving fraud or embezzlement of Company property;

•

the executive’s material breach of the executive’s employment agreement which, if curable, has not been cured by the executive within 60 days after he or she receives written notice from the Company stating with reasonable specificity the nature of the breach;

•	material breach of fiduciary duty; or

•

refusal to follow or implement a clear and reasonable directive of our board of directors as a whole, provided that such directive is ethical and legal and which refusal, if curable, has not been cured by the executive within 60 days after she or he receives written notice from the Company stating with reasonable specificity the nature of such refusal.

For purposes of severance payments, the determination of “disability” will occur when the executive is unable due to a physical or mental condition to perform the essential functions of his or her position with or without reasonable accommodation for 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, or based on the written certification by a licensed physician of the likely continuation of such condition for such period.

For purposes of severance payments, a “change in control” means:

•	a sale, lease or other disposition of all or substantially all of the assets of the Company;

•

a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or

•

any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Company’s outstanding voting power is transferred.

Notwithstanding the foregoing, a “change in control” will not be deemed to occur on account of the sale or acquisition of the Company’s capital stock by institutional investors or venture capital firms for the primary purpose of obtaining financing for the Company.

Pay Ratio Disclosure

Following is a reasonable estimate, prepared under SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. To determine our population of employees, we included all employees as of December 31, 2020. We determined our median employee from our employee population by aggregating each employee’s 2020 base salary, annual bonus paid for 2020 performance, stock-based compensation granted in 2020 (based on the grant date fair value) and other payments made in 2020 (including 401(k) employer match and group term life benefits). We annualized the compensation of employees who joined the Company during 2020. The annual total compensation of our median employee (other than the Chief Executive Officer) for 2020 was $166,940. As disclosed in the Summary Compensation Table appearing on page 40, our Chief Executive Officer’s annual total compensation for 2020 was $5,475,679. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 33 to 1. Given the different methodologies that public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies. Neither the compensation committee nor our management used our pay ratio in making compensation decisions.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2020 to each of our directors, other than Dr. Mates who does not receive compensation for her service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Stock Awards(3) ($)	Total ($)
Christopher Alafi, Ph.D.(4)	62,945	303,157	—	366,102
Richard Lerner, M.D.(5)	59,940	303,157	—	363,097
Joel S. Marcus(6)	65,000	—	303,149	368,149
Rory Riggs(7)	62,945	—	303,149	366,094
Robert L. Van Nostrand(8)	84,939	303,157	—	388,096

(1)

These amounts represent the amount of cash fees that each non-employee director elected to receive as fully vested shares of common stock as described below under “—Director Compensation Policy,” except that

Mr. Van Nostrand elected to receive $28,271 of his cash fees as fully vested shares of common stock and the remainder of such fees in cash and Mr. Marcus elected to receive all of his fees in cash.
(2)

These amounts represent the aggregate grant date fair value for option awards granted to our directors, computed in accordance with FASB ASC Topic 718. See Note 6 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020 for details as to the assumptions used to calculate the fair value of the option awards.

(3)

These amounts represent the aggregate grant date fair value of stock awards granted to our directors, computed in accordance with FASB ASC 718. See Note 6 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020 for details as to the assumptions used to calculate the fair value of the option awards.

(4)	As of December 31, 2020, Dr. Alafi held options to purchase 169,375 shares of our common stock, of which options to purchase 149,375 shares were vested.
(5)

As of December 31, 2020, Dr. Lerner, individually, held no options to purchase shares of our common stock. The Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust, held options to purchase 185,000 shares of our common stock, 165,000 of which were vested. Dr. Lerner shares voting and investment control with respect to the options held by the Lerner Family Trust.

(6)

As of December 31, 2020, Mr. Marcus held no options to purchase shares of our common stock and no RSUs. The Joel and Barbara Marcus Revocable Trust UAD 020819 held options to purchase 40,000 shares of our common stock, of which options to purchase all shares were vested, and 13,767 RSUs which vest on May 27, 2021.

(7)	As of December 31, 2020, Mr. Riggs held options to purchase 100,000 shares of our common stock, of which options to purchase all shares were vested, and 13,767 RSUs which vest on May 27, 2021.
(8)	As of December 31, 2020, Mr. Van Nostrand held options to purchase 160,000 shares of our common stock, of which options to purchase 140,000 shares were vested.

Director Compensation Policy

In June 2014, our board of directors adopted the non-employee director compensation policy, or our director compensation policy, which was amended in March 2016, December 2017, June 2018 and February 2020. The policy is designed to seek to ensure that the compensation aligns our non-employee directors’ interests with the long-term interests of our stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our non-employee directors are fairly compensated. Directors who are also our employees, such as Dr. Mates, will not receive additional compensation for their services as directors.

Pursuant to our director compensation policy, in each year of a non-employee director’s tenure, the director is granted a non-qualified stock option to purchase 20,000 shares of our common stock on the date of our annual meeting of stockholders (or the number of RSUs having the equivalent value, as elected by the director at least 30 days prior to the date of the annual meeting of stockholders). Upon the initial election or appointment to the board of directors, new non-employee directors are granted a non-qualified stock option to purchase 20,000 shares of our common stock. All annual and initial stock option and RSU grants to our non-employee directors under the director compensation policy fully vest on the one year anniversary of the grant date and fully vest immediately prior to a change of control, as defined in our director compensation policy. Pursuant to our current director compensation policy, each non-employee director is paid an annual retainer of $45,000, or $65,000 in the case of the chairperson or lead independent director, as applicable, for their services. Our committee members receive additional annual retainers as follows:

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	15,000	8,000
Nominating and Governance Committee	10,000	5,000

Cash fees payable to our non-employee directors are paid quarterly. Upon the initial election or appointment to the board of directors, new non-employee directors receive a pro rata portion of his or her cash fee for the quarter in which he or she was first elected or appointed. In lieu of all or a portion of the annual cash fees, each non-employee director may elect to receive fully-vested shares of common stock or a fully-vested non-qualified stock option under the 2018 Plan for the equivalent value of the cash fees due. The number of shares of fully-vested common stock will be calculated by dividing the cash fees by the fair market value of our common stock as determined under the 2018 Plan on the last business day of the applicable fiscal quarter. The number of shares of common stock underlying the stock option will be calculated by determining the number of shares that is equivalent to the cash fees due as determined using the Black-Scholes value applicable to our stock option grants calculated on the last business day of the applicable fiscal quarter.

We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors and in connection with other business related to our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,789,771	(1)	$18.43	(2)	7,459,117	(3)
Equity compensation plans not approved by security holders	39,728	(4)	17.18	(2)	685,862	(4)
Total	6,829,499		$18.42	(2)	8,144,979

(1)

Consists of options to purchase 195,292 shares of common stock outstanding under the 2003 Equity Incentive Plan, or 2003 Plan, options to purchase 5,282,602 shares of common stock outstanding under the 2018 Plan, and 1,311,877 shares of common stock subject to RSUs outstanding under the 2018 Plan as of December 31, 2020. Does not include up to an additional 195,292 shares reserved under the 2018 Plan solely after the cancellation or expiration of any unexercised stock options outstanding under the 2003 Plan that we assumed in the Merger, subject to adjustment as provided in the plan. The 2003 Plan terminated by its terms in July 2013. As a result of such termination, no additional awards may be granted under the 2003 Plan, but equity awards previously granted under the 2003 Plan will remain outstanding and continue to be governed by the terms of the 2003 Plan.

(2)	Reflects the weighted-average exercise price of options to purchase common stock outstanding at December 31, 2020.
(3)	Consists of 7,459,117 shares of common stock reserved under the 2018 Plan as of December 31, 2020.
(4)	Consists of options to purchase 39,728 shares of common stock outstanding under the 2019 Inducement Award Plan as of December 31, 2020.
(5)	Consists of shares of common stock reserved under our 2019 Inducement Award Plan as of December 31, 2020.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board of directors, which is available on our website at https://ir.intracellulartherapies.com/corporate-governance. This committee reviews and reassesses its charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2020, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP;

•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 1301—Communications with Audit Committees; and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee and the audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Members of the Audit Committee

Robert L. Van Nostrand, Chair

Richard Lerner, M.D.

Rory B. Riggs

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive Officer and Director Compensation,” since January 1, 2020, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

One of our directors is affiliated with one of our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Christopher Alafi, Ph.D.	Dr. Alafi is a Managing Partner of Alafi Capital Company, LLC.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Lease Agreement

On March 31, 2014, we entered into a long-term lease, which was amended in 2015, with ARE-East River Science Park LLC for 16,753 square feet of useable laboratory and office space located at 430 East 29th Street, New York, New York 10016. In September 2018, we further amended the lease to obtain an additional 15,534 square feet of office space beginning October 1, 2018 and to extend the term of the lease for previously acquired space. The lease, as amended, has a term of 14.3 years ending in May 2029. Joel S. Marcus, one of our directors, is Chairman and Founder of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PROPOSAL 1:

ELECTION OF TWO CLASS 2 DIRECTORS TO HOLD OFFICE UNTIL THE 2024 ANNUAL MEETING

On April 19, 2021, our board of directors nominated Sir Michael Rawlins, M.D., FRCP, FMedSci and Joel S. Marcus for election at the annual meeting. The board of directors currently consists of six members, classified into three classes as follows: (1) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2021 annual meeting; (2) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2022 annual meeting; and (3) Richard Lerner, M.D. constitutes a class with a term ending at the 2023 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The board of directors has voted to nominate Sir Michael Rawlins, M.D., FRCP, FMedSci and Joel S. Marcus for election at the annual meeting for a term of three years to serve until the 2024 annual meeting of stockholders, and until their respective successors are elected and qualified. The Class 1 director (Richard Lerner, M.D.) and Class 3 directors (Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand) will serve until the annual meetings of stockholders to be held in 2023 and 2022, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Sir Michael Rawlins, M.D., FRCP, FMedSci and Joel S. Marcus as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in such nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “FOR” each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF SIR MICHAEL RAWLINS, M.D., FRCP, FMEDSCI AND JOEL S. MARCUS AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO INTRA-CELLULAR THERAPIES, INC.’S RESTATED CERTIFICATE OF INCORPORATION

Our board of directors has determined that it is advisable to increase our authorized common stock from 100,000,000 shares to 175,000,000 shares, and has voted to recommend that the stockholders adopt an amendment to our restated certificate of incorporation, effecting the proposed increase. The full text of the proposed amendment to our restated certificate of incorporation is attached to this proxy statement as Annex A.

As of April 1, 2021, approximately 81,133,849 shares of our common stock were issued and outstanding, approximately 7,667,916 shares were reserved for issuance upon the exercise of outstanding stock options and the vesting of outstanding RSUs, and approximately 5,980,061 shares were reserved for future grant under our various stock-based plans. Accordingly, a total of approximately 5,218,174 shares of common stock is unreserved and available for future issuance.

The board of directors believes it to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the board of directors’ discretion is desirable in order to avoid repeated separate amendments to our restated certificate of incorporation, and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments. We currently have no specific understandings, arrangements or agreements with respect to any future acquisitions that would require us to issue a material amount of new shares of our common stock. However, our board of directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

We will not solicit further authorization by vote of the stockholders for the issuance of the additional shares of common stock proposed to be authorized, except as required by law, regulatory authorities or rules of Nasdaq or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

The affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote thereon is required to approve the amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2021. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2020 and 2019. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Ernst & Young LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2021.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2020	2019
Audit Fees(1)	$1,798,160	$1,288,932
Audit-Related Fees	—	—
Tax Fees(2)	$489,000	$252,250
All Other Fees	—	—
Total	$2,287,160	$1,541,182

(1)

Audit fees consisted of audit work performed in the preparation of financial statements and services in connection with our periodic and current SEC filings and registration statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consist principally of assistance with matters related to federal, state, local and foreign tax consulting, compliance and reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 4:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

We are seeking your advisory vote as required by Section 14A of the Exchange Act on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our compensation committee or our board of directors. However, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. We have determined to hold an advisory vote to approve the compensation of our named executive officers annually, and the next such advisory vote will occur at the 2022 annual meeting of stockholders.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2021 annual meeting of stockholders:

“RESOLVED, that the compensation paid to the named executive officers of Intra-Cellular Therapies, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted a code of ethics and business conduct that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at https://ir.intracellulartherapies.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of the code of ethics and business conduct that apply to our directors, principal executive officer or principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2022 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 5, 2022. To be considered for presentation at the 2022 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 21, 2022 and no later than March 23, 2022. Proposals that are not received in a timely manner will not be voted on at the 2022 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

New York, New York

April 29, 2021

Annex A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTRA-CELLULAR THERAPIES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Intra-Cellular Therapies, Inc.

2. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 2013 (the “Restated Certificate”).

3. The first paragraph of Section A of Article FOURTH of the Restated Certificate is deleted in its entirety and amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 180,000,000 shares, consisting of 175,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

4. The amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

A-1

Signed this             day of            , 20    .

Name:
Title:

A-2

MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 Your vote matters – here’s how to vote! ADD 3 You may vote online or by phone instead of mailing this card. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/ITCI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/ITCI Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A The Board of Directors recommends a vote FOR the election of the Director listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. To elect two directors to serve a three-year term expiring in 2024. + For Withhold For Withhold 01 - Christopher Alafi, Ph.D. 02 - Joel S. Marcus For Against Abstain For Against Abstain 2. To approve an amendment to the Company’s Restated 3. To ratify the appointment of Ernst & Young LLP as the Certificate of Incorporation to increase the number of Company’s independent registered public accounting firm for authorized shares of common stock for issuance from the fiscal year ending December 31, 2021. 100,000,000 to 175,000,000. 4. To approve by an advisory vote the compensation of the Company’s named executive officers, as disclosed in the proxy statement. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 501523 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03FT4B

The 2021 Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. will be held on June 21, 2021 at 11:00 A.M. local time, virtually via the internet at www.meetingcenter.io/261392237. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — ITCI2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/ITCI Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ITCI qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Intra-Cellular Therapies, Inc. + Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 21, 2021 Michael I. Halstead and Lawrence J. Hineline (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on June 21, 2021 virtually via the internet at www.meetingcenter.io/261392237 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Directors listed in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +